[Ropes & Gray LLP Letterhead]

May 22, 2006

Putnam High Yield Trust One Post Office Square Boston, Massachusetts 02109

Ladies and Gentlemen:

We consent to the references to our firm in respect of the legal opinion our firm expects to deliver in connection with the proposed combination of Putnam High Yield Trust with Putnam Managed High Yield Trust with and as part of the Registration Statement of High Yield Trust on Form N-14 and to the references to our firm in the prospectus/proxy statement under the caption “Information about the Proposed Merger - Federal Income Tax Consequences.”

Very truly yours,

/s/ Ropes & Gray LLP Ropes & Gray LLP